PROSPECTUS SUPPLEMENT
(To Prospectus dated February 9, 2000)

                                  $64,000,000
                        principal amount plus interest
                              Liquidity Facility
                                      of
                        FGIC Securities Purchase, Inc.
                                 in support of
                  VARIABLE RATE CERTIFICATES OF PARTICIPATION
                                 Series 2000A
                 Evidencing and Representing Interests of the
           Owners Thereof in Installment Payments to be Made by the
                   Elsinore Valley Municipal Water District
                        (Riverside County, California)
           as the Purchase Price for Certain Property Pursuant to an
                      Installment Sale Agreement with the
            Elsinore Valley Water and Sewer Facilities Corporation
              A California Public Benefit Non-Profit Corporation

Date of Certificates:  Date of Delivery                  Due:  July 1, 2029
                                                         Price: 100%
                              -------------------

         Liquidity Facility: We are providing a Liquidity Facility for the Certificates described below. The Liquidity Facility will expire on January 20, 2005, subject to three year extensions thereafter, unless it is terminated sooner in accordance with its terms.

         Terms of the Certificates: The Certificates evidence and represent the interests of the registered owners thereof in payments to be made by the Elsinore Valley Municipal Water District (the "District"), pursuant to an Installment Sale Agreement, dated as of January 1, 2000 (the "Installment Sale Agreement"), by and between the District and the Elsinore Valley Water and Sewer Facilities Corporation ("Elsinore"). The 2000 Installment Payments are payable from Net Water and Sewer Revenues as described in this prospectus supplement. The obligation of the District to make the installment payments is a special obligation of the District payable solely from Net Water and Sewer Revenues of its Water and Sewer System and certain other funds and accounts created under the Trust Agreement. The Certificates are also subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our obligations under the Liquidity Facility (the "Obligations") are not being sold separately from the Certificates. The Certificates are being remarketed under a separate disclosure document. The Obligations may not be separately traded. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Certificates purchased by us.

                 --------------------------------------------

                           PaineWebber Incorporated

                 --------------------------------------------

          The date of this Prospectus Supplement is February 9, 2000

                               TABLE OF CONTENTS

                                                                          Page

INTRODUCTION...............................................................S-1
DESCRIPTION OF THE BONDS...................................................S-1
SECURITY AND SOURCES OF PAYMENT............................................S-9
BOOK-ENTRY SYSTEM ........................................................S-10
THE LIQUIDITY FACILITY....................................................S-13
THE STANDBY LOAN AGREEMENT; GE CAPITAL....................................S-15
EXPERTS...................................................................S-17

                             --------------------

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                 INTRODUCTION

         We are providing you with this prospectus supplement to furnish information regarding our obligations under a Liquidity Facility in support of $64,000,000 aggregate principal amount Variable Rate certificates of Participation, Series 2000A, evidencing and representing interest of the owners thereof in installment payments to be made by the Elsinore Valley Municipal Water District (Riverside County, California) as the purchase price for certain property pursuant to an Installment Sale Agreement with the Elsinore Valley Water and Sewer Facilities Corporation, a California Public Benefit Non-Profit Corporation which will be issued on or about February 10, 2000. We refer to these installment payments as the 2000 Installment Payments. We will enter into a Standby Bond Purchase Agreement (the "Liquidity Facility") with Union Bank of California, N.A., as trustee (the "Trustee") for the Certificates, pursuant to which we will be obligated under certain circumstances to purchase unremarketed Certificates from the holders optionally or mandatorily tendering their Certificates for purchase. In order to obtain funds to purchase the Certificates, we will enter into a Standby Loan Agreement with General Electric Capital Corporation ("GE Capital") under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Certificates. Our obligations under the Liquidity Facility will expire on February 10, 2005, subject to three year extensions thereafter, unless the Liquidity Facility terminated sooner in accordance with its terms.

                           DESCRIPTION OF THE BONDS

General

         The Certificates shall be dated as of the Delivery Date and shall evidence interest from the Interest Payment Date next preceding its date of execution to which interest has been paid in full, unless such date of execution shall be after a Record Date and prior to or on the following Interest Payment Date, in which case such Certificate shall evidence interest from such Interest Payment Date, or unless such date of execution shall be on or prior to February 29, 2000, in which case such Certificate shall evidence interest from the Delivery Date. Notwithstanding, the foregoing, if, as shown by the records of the Trustee, interest with respect to the Certificates shall be in default, each Certificate shall evidence interest from the last Interest Payment Date to which such interest has been paid in full or duly provided for. Certificates held by the Liquidity Provider, which we call Provider Certificates, shall evidence interest from the date on which they become Provider Certificates until such time as they are no longer Provider Certificates.

         The interest with respect to the Certificates shall be payable on each Interest Payment Date to and including their respective Principal Payment Dates or prepayment prior thereto, and shall represent the sum of the interest on the 2000 Installment Payments coming due on the Interest Payment Dates in each year. The principal with respect to the Certificates shall be payable on their respective Principal Payment Dates and Mandatory Sinking Account Payment Dates in each year and shall represent the sum of the 2000 Installment Payments coming due on the Principal Payment Dates and Mandatory Sinking Account Payment Dates in each year.

         While the Certificates evidence interest at the Weekly Rate, interest with respect to the Certificates shall be computed on the basis of the actual days elapsed and a 365- or 366-day year, as applicable. While the Certificates evidence interest at the Extended Rate or Fixed Rate, interest with respect to the Certificates shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Liquidity Facility only remains outstanding while the Certificates evidence interest at the Weekly Rate.

         The Certificates are being executed and delivered in book-entry form only and, when executed and delivered, will be registered in the name of Cede & Co., as nominee of The Depository Trust Company, New York, New York ("DTC"). The Certificates will be dated their date of delivery and will be executed and delivered as one fully registered Certificate for each maturity in the name of Cede & Co., as registered owner of all of the Certificates. The principal of and interest with respect to the Certificates will be paid directly to Cede & Co. by the Trustee as long as DTC or its nominee, Cede & Co. is the registered owner of the Certificates. Purchasers of the Certificates will not receive certificates representing their beneficial ownership in the Certificates but will receive credit balances on the books of their respective nominees. See "Book-Entry System."

         The principal and interest with respect to the Certificates are payable by the Trustee to Cede & Co.; and such principal and interest payments, and premium, if any, are to be disbursed to the beneficial owners of the Certificates through their nominees. Individual purchases may generally be made in principal amounts of $100,000 and any integral multiple thereof, while the Certificates are in the Weekly Rate Mode and in principal amounts of $5,000 and integral multiples thereof while the Certificates are in the Extended Rate Mode or in the Fixed Rate Mode. At their execution and delivery, the Certificates will evidence interest at a Weekly Rate, payable on the first Business Day of each month, commencing March 1, 2000; thereafter, the Certificates may evidence interest at a Weekly Rate, an Extended Rate, or a Fixed Rate, as determined from time to time in accordance with the Trust Agreement.

         In the event the book-entry only system is discontinued, the principal and prepayment premium (if any) with respect to the Certificates shall be made to the Owners thereof (as determined at the close of business on the Record Date next preceding the related Interest Payment Date) by check or draft of the Trustee mailed to the address of each such Owner as it appears on the registration books maintained by the Trustee pursuant to the Trust Agreement, or to such other address as may be furnished in writing to the Trustee by such Owner, except that in the case of an Owner of Certificates evidencing $1,000,000 or more in aggregate principal amount, upon the written request of such Owner to the Trustee (which request shall remain in effect until revoked or revised by such Owner by an instrument in writing delivered to the Trustee), received at least ten days prior to a Record Date, specifying the account or accounts to which such payment shall be made, payment of interest with respect to such Certificates shall be made by wire transfer of immediately available funds on the following Interest Payment Date. Payment of principal and prepayment premium, if any, with respect to the Certificates, on their stated Principal Payment Dates or upon prepayment in whole or in part prior thereto, shall be made only upon presentation and surrender of the Certificates at the Principal Office of the Trustee.

         PaineWebber Incorporated has been appointed remarketing agent (the "Remarketing Agent") under the Remarketing Agreement, dated as of January 1, 2000 (the "Remarketing Agreement"), by and between the District and the Remarketing Agent. Its principal office is at 1285 Avenue of the Americas, 10th Floor, New York, New York 10019, (212) 713-4692 (Short Term Desk), (212) 713-3797 (Facsimile). The Remarketing Agent may resign or be removed by the District as further described in the Remarketing Agreement.

Interest

         The Certificates may evidence interest at a Weekly Rate, Extended Rate or Fixed Rate, as elected by the District as described below. However, the Liquidity Facility will only apply during such period as the Certificates bear interest at the Weekly Rate. Initially, the Certificates shall be in the Weekly Rate Mode until converted to another Mode as provided herein or until becoming Provider Certificates (at which time they shall evidence interest at the Liquidity Provider Rate until such time as they are no longer Provider Certificates). Each Certificate which is not a Liquidity Certificate shall evidence interest from the Interest Payment Date next preceding its date of execution to which interest has been paid in full, unless such date of execution shall be after a Record Date and prior to or on the following Interest Payment Date, in which case such Certificate shall evidence interest from such Interest Payment Date, or unless such date of execution shall be on or prior to February 29, 2000, in which case such Certificate shall evidence interest from the Delivery Date. As defined in the Trust Agreement, "Record Date" means, with respect to the interest payable on any Interest Payment Date, (a) the Business Day immediately prior to such Interest Payment Date, in the case of Certificates in a Weekly Rate Mode, and (b) the fifteenth day of the calendar month immediately preceding such Interest Payment Date, whether or not such day is a Business Day, in the case of Certificates in the Extended Rate Mode or the Fixed Rate Mode. Notwithstanding, the foregoing, if, as shown by the records of the Trustee, interest with respect to the Certificates shall be in default, each Certificate shall evidence interest from the last Interest Payment Date to which such interest has been paid in full or duly provided for. Provider Certificates shall evidence interest from the date on which they become Provider Certificates until such time as they are no longer Provider Certificates.

         Subject to the further provisions of the Trust Agreement with respect to particular Variable Rates or conversions between Modes, and subject to the provisions of the Certificates, the Variable Rates to be applicable while the Certificates are in any Variable Rate Mode shall be determined by the Remarketing Agent as provided in the Trust Agreement. In no event will the Weekly Rate or the Extended Rate exceed 12% per year.

         Pursuant to the Trust Agreement, the term "Mode" is defined to mean the Weekly Rate Mode, the Extended Rate Mode or the Fixed Rate Mode, as the case may be. Thus, when the Certificates evidence interest at a Weekly Rate, they are described as Certificates in the "Weekly Rate Mode," and correspondingly for Certificates evidencing interest at an Extended Rate or Fixed Rate. The term "Change in Mode" is used herein to mean any change of Certificates from one Mode to another Mode, as authorized by the Trust Agreement. When the Certificates evidence interest at a Weekly Rate or an Extended Rate they are referred to as "Variable Rate Certificates" or as being in a "Variable Rate Mode"; and when the Certificates evidence interest at a Fixed Rate they are referred to as "Fixed Rate Certificates."

         The interest rates applicable to the Variable Rate Certificates are to be determined by the Remarketing Agent as described below. Such determinations of Variable Rates by the Remarketing Agent are conclusive and binding upon the District, the Trustee, the Liquidity Provider, the Credit Facility Provider and the Owners of the Certificates. The District, the Trustee, the Liquidity Provider and the Remarketing Agent shall not be liable to the Owner of any Certificate for failure to give any notice required above or for failure of the Owner of any Certificate to receive any such notice.

         Weekly Rate. The Certificates will initially evidence interest at the Weekly Rate and will continue to do so until a Change in Mode. Subsequent to the execution and delivery of the Certificates, the Weekly Rate will be determined on the last Business Day immediately prior to the commencement of the Weekly Rate Period to which such rate relates and will be the lowest rate which, in the judgment of the Remarketing Agent, would cause the Certificates to produce as nearly as practicable a bid equal to the principal and accrued interest evidenced thereby under then prevailing market conditions. In general, Weekly Rate periods shall be from Wednesday of each week to but excluding Wednesday of the following week. However, (i) the first Weekly Rate period shall be from the Delivery Date to but not including Wednesday of the following week, (ii) in the case of a Change in Mode to a Weekly Rate Mode from an Extended Rate Mode, the initial Weekly Rate Period shall be from the date of the Change in Mode (the "Conversion Date") to but excluding Wednesday of the following week, (iii) in the case of a Change in Mode from a Weekly Rate Mode to an Extended Rate Mode, the last Weekly Rate Period shall end on the Conversion Date, and (iv) in case the Weekly Rate Mode is in effect as of the stated Principal Payment Date, the last Weekly Rate Period shall end on the stated Principal Payment Date. When the Certificates are in the Weekly Rate Mode, interest shall be calculated on the basis of a year of 365 days or 366 days, as applicable, and the actual number of days elapsed, and will be payable on the first Business Day of the following month (an "Interest Payment Date").

         In the event that the Remarketing Agent fails to determine a Weekly Rate, the Weekly Rate shall be the per annum rate of interest determined by the Trustee on each Tuesday (or if such day is not a Business Day, the immediately preceding Business Day) which is 80% of the current bond equivalent yield for 91-day United States Treasury Bills sold at the last United States Treasury auction occurring prior to such day, which yield shall be calculated in accordance with standard practices in the banking industry on the basis of the discount rate at which such bills were sold.

         Extended Rate. In accordance with and subject to the terms of the Trust Agreement (including a requirement that the Trustee receive written notice from each rating agency then maintaining a rating on the Certificates that the change will not have an adverse effect on such agency's rating on the Certificates and confirmation that an Alternate Liquidity Facility has been provided which will be sufficient to pay both principal and interest with respect to the Certificates upon their tender for purchase), the District may elect to change the Mode of the Certificates from a Weekly Rate Mode to an Extended Rate Mode (and, once having effected such a Change in Mode, the District may elect to change the Mode back to the Weekly Rate Mode in accordance with and subject to the terms of the Trust Agreement).

         Extended Rate Periods shall commence on the applicable Conversion Date and, subsequently, on the July 1 next following the expiration of the preceding Extended Rate Period, shall extend for a period of at least one year (as determined by the Remarketing Agent) and shall end on a June 30. The Extended Rate will be determined on the last Business Day that is at least six days prior to the commencement of the Extended Rate Period to which such rate relates and will be the lowest rate which, in the judgment of the Remarketing Agent, would cause the Certificates to produce as nearly as practicable a bid equal to the principal and accrued interest evidenced thereby under then prevailing market conditions. Notwithstanding the foregoing, in no event shall any Extended Rate exceed the Maximum Rate. When the Certificates are in the Extended Rate Mode, interest shall be calculated on the basis of a 360-day year composed of twelve 30-day months and will be payable on each January 1 and July 1 (each, an "Interest Payment Date").

         On the date of determination of each Extended Rate, the Remarketing Agent shall notify the Trustee by telephone (promptly confirmed in writing) of the Extended Rate so determined and of the duration of the Extended Rate Period to which such Extended Rate relates. The Trustee shall notify the District, the Credit Facility Provider and the Liquidity Provider by telephone (promptly confirmed in writing), telegram, telecopy, telex or other similar means of communication of the Extended Rate so determined and of the duration of the Extended Rate Period to which such Extended Rate relates. The Trustee shall inform the Owners of the Certificates of each Extended Rate Period and the Extended Rate relating thereto upon request.

         Fixed Rate. In accordance with the terms of the Trust Agreement, the District may elect to change the Mode of the Certificates from the Weekly Rate Mode or the Extended Rate Mode to the Fixed Rate Mode. The Certificates are subject to mandatory tender on the Conversion Date. Once they have been changed to the Fixed Rate Mode, the interest rate with respect to the Certificates will not be changed, and the Certificates may not be converted to any other interest rate Mode.

         The Fixed Rate will be determined on the last Business Day that is at least five days prior to the Conversion Date and will be the lowest rate which, in the judgment of the Remarketing Agent, would cause the Certificates to produce as nearly as practicable a bid equal to the principal and accrued interest evidenced thereby under then prevailing market conditions. When the Certificates are in the Fixed Rate Mode, interest shall be calculated on the basis of a 360-day year composed of twelve 30-day months and will be payable on each January 1 and July 1 (each, an "Interest Payment Date").

         Notwithstanding the delivery of notice of conversion pursuant to the Trust Agreement, conversion to the Fixed Rate Mode shall not take effect if, among other things: the District withdraws such notice of conversion not later than the Business Day preceding the date on which the Fixed Rate is to be determined; or the Remarketing Agent fails to determine the Fixed Rate. In any of such events, the Certificates shall automatically be converted to a Weekly Rate Mode which shall commence on the date such conversion was to be made, provided that the mandatory tender for purchase shall nevertheless be carried out if notice of the conversion to the Fixed Rate Mode has been given to the Owners of the Certificates.

         If the Certificates are converted to a Weekly Rate Mode, and the Remarketing Agent fails to determine a Weekly Rate, the Weekly Rate shall be the per annum rate of interest determined on each Tuesday (or if such day is not a Business Day, the immediately preceding Business Day) by the Remarketing Agent which is 80% of the current bond equivalent yield for 91 day United State Treasury Bills sold at the last United States Treasury auction occurring prior to such day, which yield shall be calculated in accordance with standard practices in the banking industry on the basis of the discount rate at which such bills were sold, but shall not exceed the Maximum Rate.

         Once the District has effectively exercised its option to convert the Certificates to the Fixed Rate Mode as described above and pursuant to the Trust Agreement, the District shall have no further option to convert the Certificates to any other Mode, and the Certificates shall no longer be subject to tender for purchase.

         Optional Conversion Between Variable Rate Modes. At the option of the District and upon delivery of an Opinion of Counsel to the effect that such conversion will not, in and of itself, adversely affect the exclusion from gross income of interest evidenced by the Certificates for federal income tax purposes, all of the Certificates may be converted from the then current Variable Rate Mode to another Variable Rate Mode in accordance with the Trust Agreement. In the case of conversion from the Weekly Rate Mode to the Extended Rate Mode, the Conversion Date shall be an Interest Payment Date for the Weekly Rate Mode. In the case of a conversion from the Extended Rate Mode to the Weekly Rate Mode, the Conversion Date shall be the day following the last day of the Extended Rate Period.

         Not less than 10 days prior to any such Conversion Date, the Trustee shall mail a written notice of the conversion to all of the Owners of Certificates setting forth (i) the proposed Conversion Date, the Mode to which the conversion will be made, and in the case of conversion to the Extended Rate Mode, the initial Extended Rate Period, (ii) the Interest Payment Dates for the new Mode, (iii) in the case of conversion to the Extended Rate Mode, the initial Extended Rate Period, (iv) the dates on which the Remarketing Agent will determine and the Trustee will notify the Owners of the Variable Rate for the Variable Rate Period commencing on the Conversion Date, (v) that the Certificates are subject to mandatory tender for purchase (without the right to retain) on the Conversion Date at a Purchase Price equal to the principal evidenced thereby plus accrued interest evidenced thereby, and (vi) that the Certificates shall be deemed purchased on the Conversion Date, and thereafter the Owner shall have no further rights under the Trust Agreement except to receive such Purchase Price.

         Such notice of conversion may be rescinded by the District by written notice of such rescission to the Trustee, the Liquidity Provider, the Credit Facility Provider and the Remarketing Agent, delivered prior to the applicable Conversion Date. If the Trustee receives notice of such rescission prior to the time the Trustee has given notice to the Owners of the Certificates, then such notice of conversion shall be of no force and effect. If the Trustee receives notice of such rescission after the Trustee has given notice to the Owners of the Certificates, then the Certificates shall automatically convert to the Weekly Rate Mode.

         In the event of a failure to convert to a new Variable Rate Mode in accordance with the Trust Agreement, the Certificates shall automatically be converted to the Weekly Rate Mode on the date such conversion was to be made, provided that any mandatory or optional tender for purchase on the Conversion Date shall nevertheless be carried out. No cancellation of a conversion pursuant to this subsection shall constitute an event of default under the Trust Agreement. In the event of the Remarketing Agent's failure to determine a Variable Rate for the new Variable Rate Mode, the Weekly Rate for such Certificates shall be the per annum rate of interest determined on each Tuesday (or if such day is not a Business Day, the immediately preceding Business Day) by the Remarketing Agent which is 80% of the current bond equivalent yield for 91 day United States Treasury Bills sold at the last United States Treasury auction occurring prior to such day, which yield shall be calculated in accordance with standard practices in the banking industry on the basis of the discount rates at which such bills were sold, but such rate shall not exceed the Maximum Rate.

         Changes in Mode. In order to implement any Change in Mode, the District must satisfy certain requirements that are set forth in the Trust Agreement including the delivery of a written opinion of nationally recognized bond counsel stating that the proposed Change in Mode will not, in and of itself, adversely affect the exclusion of the interest evidenced by the Certificates from gross income for purposes of federal income taxation. In the event that any of the conditions precedent to a Change in Mode is not satisfied, the Certificates shall automatically be converted to a Weekly Rate Mode which shall commence on the date the conversion was to have occurred; and the Certificates shall nevertheless be subject to mandatory tender for purchase if the Trustee has given notice of the Change in Mode to the Owners.

         The Trust Agreement requires the Trustee to give notice of such Change in Mode at least ten days prior to the Conversion Date. The Certificates are subject to mandatory tender on the Conversion Date.

Optional Prepayment

         While the Certificates are in the Weekly Rate Mode they may be prepaid at the option of the District, as a whole or in part in Authorized Denominations, on any Interest Payment Date, from and to the extent of optionally prepaid 2000 Installment Payments, at a prepayment price equal to the principal evidenced thereby, plus accrued interest evidenced thereby to the date fixed for prepayment, without premium.

         While the Certificates are in the Extended Rate Mode they may be prepaid at the option of the District, as a whole or in part in Authorized Denominations, on the day following the last day of each Extended Rate Period, from and to the extent of optionally prepaid 2000 Installment Payments, at a prepayment price equal to the principal evidenced thereby, plus accrued interest evidenced thereby to the date fixed for prepayment, without premium.

         While the Fixed Rate Mode is in effect, the Certificates shall be subject to prepayment prior to their stated Principal Payment Date, on any date during the periods indicated in the following table, at the option of the District, as a whole or in part in Authorized Denominations, from and to the extent of prepaid 2000 Installment Payments paid pursuant to the Installment Sale Agreement, at the following prepayment prices applicable for the periods indicated, plus accrued interest evidenced thereby to the date fixed for prepayment:

---------------------------------- ------------------------------------------- -------------------------------------
       Original Length of                         Commencement of                    Prepayment Price as a Percentage
       Fixed Rate Period                         Prepayment Period                           of Principal
---------------------------------- ------------------------------------------- -------------------------------------
More than 10 years                 8th anniversary of commencement of Fixed    102% declining by 1% on each
                                   Rate Period                                 succeeding anniversary of the first
                                                                               day of the prepayment period until
                                                                               reaching 100% and thereafter 100%
---------------------------------- ------------------------------------------- -------------------------------------
More than 8 years but not more     6th anniversary of commencement of Fixed    101% until the first anniversary of
than 10 years                      Rate Period                                 the first day of the prepayment
                                                                               period and 100% from said first
                                                                               anniversary and thereafter
---------------------------------- ------------------------------------------- -------------------------------------
More than 5 years but not more     4th anniversary of commencement of Fixed    100%
than 8 years                       Rate Period
---------------------------------- ------------------------------------------- -------------------------------------
5 years or less                    No prepayment
---------------------------------- ------------------------------------------- -------------------------------------

         Whenever less than all of the Certificates are to be optionally prepaid on any one date, the Trustee shall select the Certificates to be prepaid by lot in any manner that the Trustee deems fair and appropriate.

Mandatory Sinking Account Prepayment

         The Certificates are subject to prepayment prior to their stated Principal Payment Date, in part, from Mandatory Sinking Account Payments, on each July 1 specified below, at a prepayment price equal to the principal evidenced thereby, plus accrued interest evidenced thereby to the date fixed for prepayment, without premium. The principal with respect to such Certificates to be so prepaid and the dates therefor shall be as follows:

                     Prepayment             Principal to
                        Date                 Be Prepaid
                     (July 1)
                    ---------               ------------
                       2020                  $4,800,000
                       2021                   5,100,000
                       2022                   5,400,000
                       2023                   5,800,000
                       2024                   6,100,000
                       2025                   6,500,000
                       2026                   6,900,000
                       2027                   7,300,000
                       2028                   7,800,000
                       2029                   8,300,000
_________________________
*  Final Maturity.

         The amount of each such prepayment shall be reduced proportionately, to the extent possible, in Authorized Denominations, in the event and to the extent of any and all prepayments of Certificates, other than prepayments made pursuant to the preceding paragraph.

Notice of Prepayment

         Notice of prepayment of any Certificate will be mailed (first class, postage prepaid), not less than thirty (30) days nor more than forty-five (45) prior to the prepayment date, to (i) the registered owner thereof, (ii) all securities depositories and (iii) all securities information services selected by the District to comply with custom, or rules of any securities and exchange commission or brokerage board. So long as the DTC Book-Entry System is used, such notice shall be mailed to Cede & Co., as nominee of DTC and the redelivery of such notice is solely the responsibility of DTC. The receipt of notice of prepayment is not a condition precedent to the effectiveness of such notice. Any failure to receive such notice or any defect contained therein shall not affect the sufficiency or validity of the proceedings for the prepayment of such Certificates. No notice of prepayment (other than in the case of mandatory sinking fund prepayments or prepayments as a result of an advance refunding) shall be distributed unless sufficient moneys have been deposited with the Trustee to pay the prepayment price of the Certificates so prepaid.

Effect of Prepayment

         From and after the date so designated for prepayment, the interest represented by the Certificates so called for prepayment will cease to accrue, and such Certificates will cease to be entitled to any protection, benefit or security under the Trust Agreement, and the registered owners of such Certificates will have no rights in respect thereof except to receive payment of the prepayment price represented thereby or such portions to be prepaid.

Mandatory Tender for Purchase

         The Certificates are subject to mandatory tender for purchase under the circumstances described below at a purchase price equal to the principal amount evidenced thereby plus accrued interest evidenced thereby from the most recent Interest Payment Date up to but excluding the date of purchase. Owners shall not be entitled to retain their Certificates; any Certificate not tendered for purchase as required by the Trust Agreement shall nevertheless be deemed tendered on the applicable date; and thereafter the Owner thereof shall have no further rights under the Trust Agreement except to receive the purchase price.

         Mandatory Tender on Change in Mode. In the event of a Change in Mode for the Certificates, the Certificates will be subject to mandatory tender for purchase on the Conversion Date.

         Mandatory Tender After Each Extended Rate Period. The Certificates will be subject to mandatory tender for purchase on the day following the last day of each Extended Rate Period.

         Mandatory Tender on the Expiration or Substitution of Liquidity Facility or Event of Default with Respect Thereto. The Certificates will be subject to mandatory tender for purchase on (a) the last Business Day that is at least five days prior to the expiration of the Liquidity Facility; (b) if the Certificates are in the Weekly Rate Mode, the last Business Day that is at least five days prior to the substitution of a Alternate Liquidity Facility, but only if the District fails to deliver to the Trustee written evidence from Fitch and Moody's, as applicable, to the effect that each such rating agency has reviewed the proposed Alternate Liquidity Facility and that the substitution thereof for the Liquidity Facility will not, in and of itself, result in a reduction, suspension or withdrawal of such rating agency's rating on the Certificates; and (c) the fifth Business Day following the Trustee's receipt of a written notice from the Liquidity Provider directing the Trustee to give notice of the mandatory purchase of the Certificates.

         If the Standby Bond Purchase Agreement or then-existing Liquidity Facility is about to expire or terminates by its terms and has not theretofore been extended or replaced by a Alternate Liquidity Facility satisfactory to the Credit Facility Provider, then the District and the Remarketing Agent shall use their best efforts to commence the remarketing of the Certificates and the conversion thereof to a fixed interest rate, in either case, not later than 90 days prior to the scheduled expiration date of the Standby Bond Purchase Agreement or then-existing Liquidity Facility, and, in the event of termination, as soon as possible (but in no event more than 180 days) thereafter.

         Notice. Notice of mandatory tender of the Certificates, stating the date on which and time at which the Certificates are required to be tendered for purchase, shall be given by first class mail, postage prepaid by the Trustee to the Owners of the Certificates not less than five Business Days prior to the date on which the Certificates are to be purchased pursuant to the Trust Agreement, or as soon as practicable after the Trustee's receipt of a Notice of Mandatory Tender from the Liquidity Provider. Notice having been so given, such mandatory tender shall occur on the date provided in such notice whether or not an Alternate Liquidity Facility is provided after such initial notice has been given.

Optional Tender

         While the Certificates are in the Weekly Rate Mode, an Owner of a Certificate may elect to have it (or any portion of it in an Authorized Denomination) purchased at a purchase price equal to the principal amount evidenced thereby plus accrued interest evidenced thereby from the most recent Interest Payment Date up to but excluding the date of purchase. Such a Certificate may be tendered for purchase on any Business Day upon delivery of a written notice of tender to the Trustee not later than 5:00 p.m. on a Business Day not less than seven days prior to the purchase date. Each notice of tender shall be delivered to the Trustee and the Remarketing Agent and shall be in form satisfactory to the Trustee. Each such notice shall state (a) the principal with respect to the Certificate or portion thereof to be purchased and the CUSIP number thereof, (b) that the Owner irrevocably demands purchase of such Certificate or portion thereof, (c) the date on which such Certificate or portion thereof is to be purchased, (d) payment instructions and (e) if such tender is being made through a DTC-Participant, the DTC-Participant number for such DTC-Participant and the name, telephone number and telecopy number of a contact person at such DTC-Participant. Any such notice shall automatically constitute (a) an irrevocable offer to sell the Certificate or portion thereof to which the notice relates on the purchase date specified therein at the purchase price described above to any purchaser selected by the Remarketing Agent, (b) an irrevocable authorization and instruction to the Trustee to effect transfer of such Certificate or portion thereof upon payment of such purchase price to the Trustee on said purchase date, (c) an irrevocable authorization and instruction to the Trustee to effect the exchange of the Certificate to be purchased in whole or in part for other Certificates evidencing principal in an equal aggregate amount so as to facilitate the sale of such certificate or portion thereof, and (d) an acknowledgement that such Owner will have no further rights with respect to such Certificate or portion thereof upon payment of the purchase price by the Trustee on the purchase date, except for the right of such Owner to receive the purchase price upon surrender of such Certificate to the Trustee.

         The Remarketing Agent will offer for sale and use its best efforts to find purchasers for all Certificates or portions thereof properly tendered. The terms of any sale by the Remarketing Agent of tendered Certificates shall provide for the purchase of the remarketed Certificates at the Purchase Price and the payment of such Purchase Price to the Trustee by the Remarketing Agent in immediately available funds against delivery of the remarketed Certificates to the Trustee at or before 11:30 a.m. on the Purchase Date. The Remarketing Agent shall first offer any Provider Certificates for such remarketing. Notwithstanding the foregoing, the Remarketing Agent shall not offer for sale any Certificate if (i) notice of any optional or mandatory prepayment or any conversion from the Weekly Rate Mode to another Mode has been given to the Owner of such Certificate pursuant to the provisions of the Trust Agreement, or (ii) any defeasance of such Certificate in accordance with the provisions of the Trust Agreement has occurred, unless the Remarketing Agent has advised the person in writing to whom the offer is made of such occurrence and the effect of the same on the rights of the Owner of such Certificate, including, but not limited to, the rights of such Owner to tender such Certificate, as described in the conversion notice from the Trustee to the Owner of such Certificate.

         During any period in which the Certificates are registered in the name of Cede & Co., beneficial interests in the Certificates may be tendered by means of a book-entry credit of such beneficial interests to the account of the Remarketing Agent; provided, however, that under certain circumstances notice of tender shall be given by a DTC-Participant on behalf of the Beneficial Owners of the applicable Certificates, and provided further, that, if the Remarketing Agent notifies the Trustee that such Certificates have been remarketed pursuant to the Trust Agreement, such Certificates may be treated as tendered upon a book-entry transfer of such beneficial interests from the account of the tendering party to the credit of the account of the purchaser thereof.

         In the case of all tenders of Certificates not held by the Depository, physical delivery of Certificates properly endorsed will be required in order for the Owner to receive the purchase price of Certificates as to which a tender has been exercised. Each such Certificate shall be accompanied by an instrument of transfer satisfactory to the Trustee.

                        SECURITY AND SOURCES OF PAYMENT

General

         The Certificates are payable solely from the 2000 Installment Payments to be made by the District to the Corporation pursuant to the Installment Sale Agreement. The obligation of the District to make the 2000 Installment Payments is a special obligation of the District payable solely from Net Water and Sewer Revenues and certain funds and accounts created under the Trust Agreement. The District has previously incurred certain obligations which are payable from Net Water and Sewer Revenues prior to the use of such revenues to make the 2000 Installment Payments (collectively, the "Senior Obligations") and in connection therewith adopted its Master Resolution governing the allocation of revenues of the Water and Sewer System and to secure the obligations payable from New Water and Sewer Revenues. The Senior Obligations include certain loans from the United States Department of the Interior, Bureau of Reclamation (the "Bureau") in the amount of $16,594,500 for the District's Lake Elsinore Project and in the amount of $11,148,648 for the District's Temescal Project. Payments of principal and interest on such loans are deemed to constitute Maintenance and Operation Costs as that term is defined in the Master Resolution and will therefore be paid prior to the 2000 Installment Payments. With the exception of the District's obligations to make payments in accordance with the Senior Obligations (as such term is herein defined), the District has no other obligations or indebtedness outstanding which are senior to the 2000 Installment Payments; however, the District does have outstanding obligations which are payable from Net Water and Sewer Revenues on a parity basis with the 2000 Installment Payments as described herein.

         The combined totals of such 2000 Installment Payments are in amounts equal to the principal and interest components of the Certificates. Pursuant to the Trust Agreement, the 2000 Installment Payments are to be deposited in the Installment Payment Fund, held by the Trustee, and applied by the Trustee on each Interest Payment Date to pay principal and interest represented by the Certificates. The obligation of the District to pay such 2000 Installment Payments is absolute and unconditional, and until such time as the 2000 Installment Payments have been paid in full (or provision for the payment thereof has been made pursuant to the Installment Sale Agreement), the District will not discontinue or suspend any 2000 Installment Payments required to be paid by it under the Installment Sale Agreement when due, whether or not the project or any part thereof is operating or operable, or its use is suspended, interfered with, reduced, curtailed or terminated in whole or in part, and such payments will not be subject to reduction whether by offset, abatement or otherwise and will not be conditional upon the performance or nonperformance by any party to any agreement for any cause whatsoever.

         The Certificates are limited obligations of the District payable solely from the 2000 Installment Payments received from the District under the Installment Agreement and other amounts held under the Trust Agreement. The District's obligation to pay the 2000 Installment Payments is a special obligation of the District payable solely from Net Water and Sewer Revenues (as such term is herein defined). Under no circumstances will the District be required to advance any moneys derived from any source of income other than the Net Water and Sewer Revenues for the payment of the 2000 Installment Payments. No other funds or property of the District will be liable for the payment of the 2000 Installment Payments. The obligation of the District to make 2000 Installment Payments does not constitute an indebtedness with the meaning of any constitutional or statutory debt limit or restriction and neither the full faith and credit nor the taxing power of the District, the County of Riverside, the State of California or any of its political subdivisions is pledged for the payment thereof.

         The scheduled payment of principal and interest with respect to the Certificates when due will be guaranteed under an insurance policy to be issued concurrently with the delivery of the Certificates by FINANCIAL GUARANTY INSURANCE COMPANY doing business in California as FGIC Insurance Company, an affiliate of the Liquidity Provider. In addition, the payment of the purchase price of each Certificate subject to mandatory or optional tender for purchase as provided herein while such Certificates bear interest at the Weekly Rate is payable from amounts available pursuant to the Liquidity Facility.

The Installment Sale Agreement

         Pursuant to the Installment Sale Agreement, the District is obligated to make 2000 Installment Payments, from all Net Water and Sewer Revenues. The obligation of the District to make the 2000 Installment Payments is a special obligation of the District payable solely from Net Water and Sewer Revenues of its Water and Sewer System and certain funds and accounts created under the Trust Agreement. With the exception of the District's obligations to make payments in accordance with the Senior Obligations (as such term is herein defined), the District has no other obligations or indebtedness outstanding which are senior to the 2000 Installment Payments; however, the District does have outstanding obligations which are payable from Net Water and Sewer Revenues on a parity basis with the 2000 Installment Payments. Upon the occurrence of an Event of Default, the Trustee, as assignee of the Corporation, shall have the right under the Installment Sale Agreement by mandamus or other action or proceeding or preceding in law or in equity to enforce its rights against the District or any director, officer or employee thereof, and to compel the District or any such director, officer or employee to perform and carry out its duties under agreements and covenants required to be performed by it or him contained herein, provided, however, that the Trustee shall have no right to cause the acceleration of any 2000 Installment Payment or otherwise declare the principal or interest component of any 2000 Installment Payment to be due and payable immediately.

                               BOOK-ENTRY SYSTEM

         DTC will act as securities depository for the Certificates. The Certificates will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Certificate will be issued for each maturity of the Certificates, each in the aggregate principal amount of such maturity, and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (the "Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

         Purchases of the Certificates under the DTC system must be made by or through Direct Participants, which will receive a credit for the Certificates on DTC's records. The ownership interest of each actual purchaser of each Certificate ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which Beneficial Owners entered into the transaction. Transfers of ownership interests in the Certificates are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Certificates, except in the event that use of the book-entry system for the Certificates is discontinued.

         To facilitate subsequent transfers, all Certificates deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Certificates with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Certificates; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

         Prepayment notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

         Neither DTC nor Cede & Co. will consent or vote with respect to the Certificates. Under its usual procedures, DTC mails an Omnibus Proxy to an issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Certificates are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Principal, mandatory sinking fund payments, interest payments and payments of purchase price with respect to the Certificates will be made to DTC. DTC's practice is to credit Direct Participants' accounts on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the District subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the District or the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

         Notwithstanding the foregoing, in the event any Certificate is tendered but not remarketed, with the result that such Certificate becomes a Liquidity Certificate, the Trustee and the District shall, if requested by the Liquidity Provider, take all such actions as shall be necessary to remove the Certificates from the book-entry system of DTC and to register such tendered but not remarketed Certificate in the name of the Liquidity Provider. Provider Certificates not in the book-entry system of DTC shall be held by the Liquidity Provider, or at the option of the Liquidity Provider, by the Trustee on behalf, and for the benefit, of the Liquidity Provider. At such time as all Provider Certificates have been remarketed such that no Provider Certificates remain outstanding and the Liquidity Facility has been reinstated in full, the Trustee and the District shall take all such actions as shall be necessary to return the Certificates to the full book-entry system of DTC.

         DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plans include a testing phase, which is expected to be completed within appropriate time frames.

         However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant, and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans, as it deems appropriate.

         The foregoing information with respect to DTC's Year 2000 compliance has been provided to the Industry for information purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

         The District, the Corporation and the Underwriter cannot and do not give any assurances that DTC, the Participants or others will distribute payments of principal, interest or premium with respect to the Certificates paid to DTC or its nominee as the registered owner, or will distribute any prepayment notices or other notices, to the Beneficial Owners, or that they will do so on a timely basis or will serve and act in the manner described in this Official Statement. The District, the Corporation and the Underwriter are not responsible or liable for the failure of DTC or any Participant to make any payment or give any notice to a Beneficial Owner with respect to the Certificates or an error or delay relating thereto.

         The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the Certificates, payment of principal, interest and other payments on the Certificates to DTC Participants or Beneficial Owners, confirmation and transfer of beneficial ownership interests in such Certificates and other related transactions by and between DTC, the DTC Participants and the Beneficial Owners is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC Participants nor the Beneficial Owners should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or the DTC Participants, as the case may be.

         DTC may discontinue providing its services with respect to the Certificates at any time by giving notice to the Trustee and discharging its responsibilities with respect thereto under applicable law or the District may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

                            THE LIQUIDITY FACILITY

         The Obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The Obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $2.6 billion of obligations currently outstanding, including the Obligations we are issuing under this prospectus supplement.

         Owners of the Certificates to which the Obligations relate will be entitled to the benefits and will be subject to the terms of the Liquidity Facility. Under the Liquidity Facility, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Certificates. Our obligation under the Liquidity Facility will be sufficient to pay a purchase price equal to the principal of and up to 34 days' interest on the Certificates at an assumed rate of 12% per year.

Termination Events

         The scheduled expiration date of the Liquidity Facility is February 10, 2005, subject to three year extensions. The Ordinance relating to the Certificates will specify certain circumstances where we must purchase Certificates which a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase Certificates. The following events would permit such termination:

     (a) (i) any portion of the commitment fee for the Liquidity Facility has not been paid when due on the quarterly payment date, or (ii) any other amount payable under the Liquidity Facility has not been paid when due and any such failure shall continue for three Business Days after notice thereof to the County;

     (b) the State of California takes any action which impairs the power of the District or Elsinore to comply with the covenants and obligations of the District or Elsinore under the Trust Agreement, the Certificates, the Liquidity Facility, the Payment Agreement and all other documents relating to the issuance of the Certificates, or any right or remedy of FGIC-SPI or any owners of the Certificates from time to time to enforce such covenants and obligations;

     (c) (i) the District or Elsinore fails to observe or perform any covenant or agreement contained in the Trust Agreement, the Certificate, the Remarketing Agreement, the Liquidity Facility, the Payment Agreement and all other documents relating to the issuance of the Certificates and, if such failure is the result of a covenant breach which is capable of being remedied, such failure continues for ninety days following written notice thereof to the District or Elsinore from FGIC-SPI, provided that if any such failure (other than a payment default) shall be such that it cannot be cured or corrected within such ninety day period, it shall not constitute an event of default if curative or corrective action is instituted within such period and diligently pursued until the failure of performance is cured or corrected, or (ii) there has not been, at all times a Remarketing Agent performing the duties set forth in the Trust Agreement;

     (d) an event of default has occurred and is continuing under any of the Trust Agreement, the Certificates, Remarketing Agreement, the Liquidity Facility, the Payment Agreement and all other documents relating to the issuance of the Certificates;

     (e) any representation, warranty, certification or statement made by the District or Elsinore in the Trust Agreement, the Certificates, the Remarketing Agreement, the Liquidity Facility, the Payment Agreement and all other documents relating to the issuance of the Certificates, or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made;

     (f) any default by the District or Elsinore has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the District or Elsinore which is senior to, or on parity with, the Certificates;

     (g) the District or Elsinore files a petition in voluntary bankruptcy, for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

     (h) a court of competent jurisdiction shall enter an order, judgment or decree declaring the District or Elsinore insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the District or Elsinore proving a petition filed against the District or Elsinore seeking reorganization of the District or Elsinore under any applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

     (i) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the District or Elsinore and such custody or control shall not be terminated within (60) days from the date of assumption of such custody or control;

     (j) any material provision of the Liquidity Facility, the Trust Agreement, the Remarketing Agreement, and all other documents relating to the issuance of the Certificates or the Certificates (including Provider Certificates) shall cease for any reason whatsoever to be a valid and binding agreement of the District or Elsinore or the District or Elsinore shall contest the validity or enforceability thereof; or

     (k) failure to pay when due any amount payable under any Certificates (regardless of any waiver thereof by the holders of the Certificates).

         Upon the occurrence of a termination event, we may deliver notice to the Paying Agent, the District, Elsinore, the Remarketing Agent and any applicable paying agent or tender agent regarding our intention to terminate the Liquidity Facility. In that case, the Liquidity Facility would terminate, effective at the close of business on the 15th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the Certificates will be subject to mandatory tender for purchase from the proceeds of a drawing under the Liquidity Facility. The termination of the Liquidity Facility, however, does not result in an automatic acceleration of the Certificates.

         The obligations of the District and Elsinore are as described in a separate disclosure document relating to the Certificates.

                    THE STANDBY LOAN AGREEMENT; GE CAPITAL

         In order to obtain funds to fulfill our obligations under the Liquidity Facility, we will enter into a standby loan agreement with GE Capital (the "Standby Loan Agreement") under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Certificates. The amount of each loan under the Standby Loan Agreement will be no greater than the purchase price for tendered Certificates. The purchase price represents the outstanding principal amount of the tendered Certificates and interest accrued on the principal to but excluding the date we borrow funds under the Standby Loan Agreement. Each loan will mature on a date specified in the Standby Loan Agreement, which date will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Certificates. When we wish to borrow funds under the Standby Loan Agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. No later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date), GE Capital will make available the amount of the borrowing requested.

         The Standby Loan Agreement will expressly provide that it is not a guarantee by GE Capital of the Certificates or of our obligations under the Liquidity Facility. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered Certificates with the funds provided under the Standby Loan Agreement.

                      Ratio of Earnings to Fixed Charges

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                                                                Nine Months
                                                                   Ended
-----------------------------------------------------------------------------
                 Year Ended December 31,                   September 25, 1999
--------- ----------  ----------  ---------- ----------
 1994       1995        1996        1997       1998
 1.63       1.51        1.53        1.48       1.50               1.62


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

           Where You Can Find More Information Regarding GE Capital

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

               Incorporation of Information Regarding GE Capital

         The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

Document                                                     Period
--------                                                     ------
Annual Report on Form 10-K..............................     Year ended December 31, 1998
Quarterly Reports on Form 10-Q..........................     Quarters ended March 27, 1999, June 26, 1999 and
                                                             September 25, 1999

                                    EXPERTS

         The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 1998, have been incorporated by reference in the prospectus supplement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                  APPENDIX A

                                TENDER TIMELINE

                               TENDERS FOR BONDS

                                 PURCHASE DATE
                             (New York City time)

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   11:30 a.m.           11:45 a.m.            2:15 p.m.              2:30 p.m.
     [1]                 [2]                   [3]                     [4]

     1. Tender Agent shall give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of Certificates to be purchased by FGIC-SPI on such Purchase Date.

     2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

     3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

     4. FGIC-SPI purchases Certificates, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.



                                $1,000,000,000

                        principal amount plus interest

                        Liquidity Facility Obligations

                                      of

                        FGIC Securities Purchase, Inc.

         FGIC Securities Purchase, Inc. ("FGIC-SPI" or the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

         Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), the Obligations will be issued from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. The specific terms of the Obligations and the Securities to which they relate will be set forth in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
              TIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 9, 2000

         The information contained in this Prospectus has been obtained from FGIC Securities Purchase, Inc. This Prospectus is submitted in connection with the future sale of securities as referred to herein, and may not be reproduced or used, in whole or in part, for any other purposes.

         No dealer, salesman or any other person has been authorized by FGIC-SPI to give any information or to make any representation, other than as contained in this Prospectus or a Prospectus Supplement, in connection with the offering described herein, and if given or made, such other information or representation must not be relied upon as having been authorized by any of the foregoing. This Prospectus does not constitute an offer of any securities other than those described herein or a solicitation of an offer to buy in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Room 1024 at the Office of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048 and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and other information regarding registrants that file electronically, such as FGIC-SPI. The address of the Commission's Website is http:/www.sec.gov. FGIC-SPI does not intend to deliver to holders of its obligations offered hereby an annual report or other report containing financial information.

         This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of FGIC-SPI under the Liquidity Facilities to be issued from time to time by FGIC-SPI in support of the Securities. It is not anticipated that registration statements with respect to the Securities issued by municipal authorities or other issuers will be filed under the Securities Act of 1933, as amended, in reliance on an exemption therefrom.

                      DOCUMENTS INCORPORATED BY REFERENCE

         There are hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999 all heretofore filed with the Commission pursuant to Section 13 of the 1934 Act, to which reference is hereby made.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Obligations and the Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Corporate Communications Department, FGIC Corporation, 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                                    SUMMARY

         The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, FGIC-SPI will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

         The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified Linked Rate minus the fee charged by FGIC-SPI for the Liquidity Facility. The owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, FGIC-SPI is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

         If an owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

         Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and FGIC-SPI will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

         The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, FGIC-SPI will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between FGIC-SPI and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, FGIC-SPI will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of FGIC-SPI under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of FGIC-SPI under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

         The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                  THE COMPANY

         FGIC-SPI was incorporated in 1990 in the State of Delaware. All outstanding capital stock of FGIC-SPI is owned by FGIC Holdings, Inc., a Delaware corporation.

         Unless otherwise specified in a Prospectus Supplement, the business of FGIC-SPI consists and will consist of providing liquidity for certain adjustable and floating rate Securities issued by municipal authorities or other issuers through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, FGIC-SPI will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, FGIC-SPI will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to FGIC-SPI to purchase Securities as required.

         FGIC-SPI's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                           THE LIQUIDITY FACILITIES

         The Obligations will rank equally with all other general unsecured and unsubordinated obligations of FGIC-SPI. The Obligations are not issued pursuant to an indenture.

         Registered owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the Prospectus Supplement. Pursuant to the Liquidity Facilities, FGIC-SPI will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such Liquidity Facility relates. The obligation of FGIC-SPI under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                          THE STANDBY LOAN AGREEMENT

         In order to obtain funds to fulfill its obligations under the Liquidity Facilities, FGIC-SPI will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan shall be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or FGIC-SPI's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                             PLAN OF DISTRIBUTION

         The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                 LEGAL MATTERS

         The legality of the Obligations has been passed upon for FGIC-SPI by Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                    EXPERTS

         The financial statements of FGIC Securities Purchase, Inc. at December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated herein by reference in the prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus and upon the authority of said firm as experts in accounting and auditing.

                               TABLE OF CONTENTS

                                               Page

Prospectus Supplement

Introduction......................................S-1
Description of the Certificates...................S-1
Security and Sources of Payment...................S-9
Book-Entry System................................S-10
The Liquidity Facility...........................S-13
The Standby Loan Agreement; GE Capital...........S-15
Experts..........................................S-17
Appendix A........................................A-1

Prospectus

Available Information..............................2
Documents Incorporated By Reference................3
Summary............................................4
The Company........................................5
The Liquidity Facilities...........................5
The Standby Loan Agreement.........................5
Plan of Distribution...............................6
Legal Matters......................................6
Experts............................................6


                                  $64,000,000

                               principal amount
                          plus interest and premium,
                                    if any

                        LIQUIDITY FACILITY OBLIGATIONS

                                   issued by

                                FGIC Securities
                                Purchase, Inc.

                                 in support of

                  Variable Rate Certificates of Participation
                                 Series 2000A
                     Evidencing and Representing Interests
                 of the Owners Thereof in Installment Payments
                               to be Made by the
                   Elsinore Valley Municipal Water District
                        (Riverside County, California)
                  as the Purchase Price for Certain Property
                   Pursuant to an Installment Sale Agreement
                                   with the
                           Elsinore Valley Water and
                         Sewer Facilities Corporation
                          A California Public Benefit
                            Non-Profit Corporation

                             PROSPECTUS SUPPLEMENT

                               February 9, 2000